As filed with the Securities and Exchange Commission on November 1, 2002
Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYTRX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	58-1642750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven A. Kriegsman
CytRx Corporation
11726 San Vicente Boulevard., Suite 650
Los Angeles, California 90049
(310) 826-5648
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Sanford J. Hillsberg, Esq.
Istvan Benko, Esq.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 553-4441

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	9,496,534 shares	$0.29(1)	$2,753,994	$253.37

Common Stock, $.001 par value	1,014,677 shares(2)	$0.01(3)	$10,147	$0.93

Common Stock, $.001 par value	1,413,880 shares(2)	$1.00(3)	$1,413,880	$130.08

Common Stock, $.001 par value	250,000 shares(2)	$0.58(3)	$145,000	$13.34

Total Registration Fee				$397.72

(1)
Estimated solely for the purpose of calculating the registration fee. Based, pursuant to Rule 457, on the average of the high and low sale prices of Registrant's Common Stock as reported on Nasdaq SmallCap Market on October 28, 2002. Each share of our common stock is accompanied by one share of our Series A junior participating preferred stock purchase rights that trades with the common stock. The value attributed to those rights, if any, is reflected in the market price of our common stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the common stock.

(2)
Represents shares issuable upon exercise of outstanding warrants. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Based, pursuant to Rule 457, on the exercise price of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell and is not a solicitation of an offer to buy these securities in any state in which an offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, NOVEMBER 1, 2002.

PROSPECTUS

12,175,091 Shares

CYTRX CORPORATION

Common Stock

All of the shares of our common stock offered hereby are being sold by the securityholders listed in this prospectus. See “Selling Securityholders.” Of the shares offered, 2,678,557 are issuable upon the exercise of outstanding warrants to purchase our common stock held by certain of the selling securityholders. The number of shares offered by these selling securityholders is subject to increase in certain events by reason of so-called antidilution provisions contained in the warrants held by them. The selling securityholders holding warrants must first exercise the warrants and acquire the underlying shares from us before they can resell those shares under this prospectus.

We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised for cash, but we will not otherwise receive any proceeds in connection with the sale of the shares by the selling securityholders. See “Use of Proceeds.”

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CYTR.” On October 31, 2002, the last sale price for the common stock as reported on the Nasdaq SmallCap Market was $0.31.

The selling securityholders may offer the shares of common stock from time-to-time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. See “Plan of Distribution.”

We will bear the costs and expenses of registering the shares offered by the selling securityholders. The selling securityholders will bear any commissions and discounts attributable to their sales of the shares.

An investment in the common stock involves a high degree of risk. Before purchasing any shares, you should consider carefully the risks described under “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2002

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations, and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 3, in evaluating an investment in our common stock. This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

THE COMPANY

General

We are engaged in the development and commercialization of pharmaceutical products. Our current products are FLOCOR, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA and conventional-based vaccines. We are currently seeking strategic partners to complete the development of FLOCOR, and TransFect is currently being developed by our two licensees for this product. We may also seek to license our TransFect technology for development as a potential DNA-based prostate cancer adjuvant and as a potential conventional adjuvant for hepatitis B and C, flu, malaria and other viral diseases. We also have a portfolio of potential products and technologies in the areas of muscular dystrophy, cancer, spinal cord injury, vaccine delivery and gene therapy. In addition, we own minority interests in two development stage genomics companies.

Recent Developments

On July 19, 2002, we completed the acquisition of Global Genomics Capital, Inc. The acquisition of Global Genomics was accomplished through a merger of our wholly owned subsidiary, GGC Merger Corporation, with and into Global Genomics. Global Genomics was the surviving corporation in the merger and is now our wholly owned subsidiary. We have changed Global Genomics’ name to GGC Pharmaceuticals, Inc., but for purposes of this prospectus, we will continue to refer to the company as “Global Genomics.”

In the Global Genomics merger, each outstanding share of common stock of Global Genomics was converted into 0.765967 shares of our common stock. Accordingly, a total of 8,948,204 shares of our common stock, or approximately 41.7% of our common stock outstanding immediately after the merger, were issued to the common stockholders of Global Genomics, and an additional 1,014,677 shares of our common stock were reserved for issuance upon the exercise of the outstanding Global Genomics warrants that we assumed in the merger. Other than the foregoing stock, we paid no other consideration to the Global Genomics shareholders.

Global Genomics is a development stage company that has been engaged principally in investing in or acquiring companies that develop and commercialize healthcare products driven by genomics technologies. Global Genomics’ primary assets are a 40% equity interest in Blizzard Genomics, Inc. and a 5% equity interest in Psynomics, Inc. Blizzard Genomics is developing instrumentation, software and consumable supplies for the growing genomics industry. Blizzard Genomics is the exclusive sublicensee of a technology that it believes allows for cheaper, faster and more portable analysis of DNA, through the use of its own readers and DNA chips, as compared to other currently available technology. Blizzard Genomics has plans to commercially launch its first chip reader later this year, with the commercial launch of its second “T-Chip” technology product planned for the second half of next year. Psynomics is an early stage psychiatric genomics company. Psynomics’ short-term goal is to identify the genes that cause common neuropsychiatric diseases, such as bipolar disorder, schizophrenia and depression and to develop diagnostic tests for these diseases. Psynomics’ long-term goal is to provide the tools to the pharmaceutical industry to develop novel drug and gene therapy products for neuropsychiatric diseases. We do not currently intend to allocate additional capital to Global Genomics for it to make further investments in its two existing portfolio companies or in new companies.

At the time of the Global Genomics merger, there were no material relationships between Global Genomics or any of its shareholders or affiliates and us, except that on July 16, 2002, Global Genomics’ three designees to our Board of Directors, Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D., were elected directors and Steven A. Kriegsman became our Chief Executive Officer. Mr. Kriegsman was Global Genomics’ Chairman and Dr. Ignarro was a director of Global Genomics at that time. On the date of the Merger, the controlling shareholder of Global Genomics was Steven A. Kriegsman, who beneficially owned, on a fully diluted basis, approximately 41.3% of Global Genomics’ equity interest.

The shares of our common stock that we issued in the merger with Global Genomics or that we will issue upon exercise of warrants issued by Global Genomics that we assumed in the merger were not registered under the Securities Act. As a result, resale of these shares is restricted under the Securities Act. However, pursuant to a registration rights agreement that we signed with the former shareholders of Global Genomics, we agreed under certain circumstances to register these shares. This prospectus is part of the registration statement that we filed as a result of our agreement to register these shares, and this prospectus also covers the resale of certain other shares of our common stock that we have issued to third parties.

RISK FACTORS

You should carefully consider the following risks before deciding to purchase shares of our common stock. If any of the following risks actually occur, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information in this prospectus and the information incorporated into this registration statement by reference, including our financial statements and the related notes.

We Have Operated at a Loss and Will Likely Continue to Operate at a Loss For the Foreseeable Future

We have incurred significant losses over the past five calendar years and for the first half of 2002, primarily as the result of our expenditures for research and development on our products and for general and administrative expenses and our lack of significant revenues. As a result primarily of certain nonrecurring expenses incurred in completing the merger with Global Genomics, we anticipate having a significant operating loss for the third quarter of 2002. We are likely to continue thereafter to incur operating losses until such time, if ever, as we generate significant recurring revenues. Unless we are able to acquire products from third parties that are already being marketed and that can be profitably marketed by us, it will take an extended period of time for us to generate recurring revenues. We anticipate that it will take at least several years before the development of any of our licensed or other current potential products is completed, FDA marketing approvals are obtained and commercial sales of any of these products can begin.

We Have No Source of Significant Recurring Revenues, Which May Make Us Dependent on Financing to Sustain Our Operations

Although we generated $3,751,000 in revenues from milestone payments from our licensees during 2001 and $1,000,000 (on an unaudited basis) from these sources during the six months ended June 30, 2002, we do not have any significant sources of recurring operating revenues. We will not have significant recurring operating revenues until at least one of the following occurs:

•	one or more of our currently licensed products is commercialized by our licensees that generates royalty income for us

•
we are able to enter into license or other arrangements with third parties who are then able to complete the development and commercialize one or more of our other products that are currently under development

•	we are able to acquire products from third parties that are already being marketed or are approved for marketing

We are likely to incur negative cash from operations until such time, if ever, as we can generate significant recurring revenues. Should we be unable to generate these recurring revenues by late 2003, it is likely that we will become dependent on obtaining financing from third parties to maintain our operations. We have no commitments from third parties to provide us with any debt or equity financing, except for an equity line of credit that is only available to us under certain conditions that we may be unable or unwilling to satisfy and that expires in early 2003. Accordingly, financing may be unavailable to us or only available on terms that substantially dilute our existing shareholders. A lack of needed financing could force us to reduce the scope of or terminate our operations.

We Are Changing Our Business Strategy, Which Will Require Us to Find and Rely Upon Third Parties for the Development of Our Products and to Provide Us With Products

We are modifying our prior business strategy of internally developing FLOCOR and our other potential products not yet licensed to third parties. We will now seek to enter into strategic alliances, license agreements or other collaborative arrangements with larger pharmaceutical companies that will provide for those companies to be responsible for the development and marketing of our products. There can be no assurance that our products will have sufficient potential commercial value to enable us to secure these arrangements with suitable companies on attractive terms or at all. If we enter into these arrangements, we will be dependent upon the timeliness and effectiveness of the development and marketing efforts of our contractual partners. If these companies do not allocate sufficient personnel and resources to these efforts or encounter difficulties in complying with applicable FDA requirements, the timing of receipt or amount of revenues from these arrangements may be materially and adversely affected. By entering into these arrangements rather than completing the development and then marketing these products on our own, we may suffer a reduction in the ultimate overall profitability for us of these products.

We will also seek to acquire products from third parties that already are being marketed. We have not yet identified any of these products. It may be difficult for us to acquire these types of products with our limited financial resources, and we may incur substantial shareholder dilution if we acquire these products with our securities. We do not have any prior experience in acquiring or marketing products and may need to find third parties to market these products for us.

Our Limited Financial Resources May Adversely Impact Our Ability to Execute Certain Strategic Initiatives

On June 30, 2002 we had (on an unaudited basis) approximately $4,300,000 in cash and cash equivalents and approximately $3,800,000 in working capital. As a result of payments made by us in July 2002 in connection with our merger with Global Genomics, our remaining cash and cash equivalents and working capital were significantly reduced at that time from our June 30, 2002 levels. As of September 30, 2002 we had (on an unaudited basis) approximately $2,100,000 in cash and cash equivalents and approximately $1,900,000 in working capital.

Our recently modified product development strategy calls for seeking strategic alliances, licensing agreements or other collaborative arrangements with larger pharmaceutical companies to complete the development of FLOCOR and our other potential products, and we will not continue any further FLOCOR development work on our own in the meantime. We also will seek to acquire products from third parties that already are being marketed or are approved for marketing. Although we believe this strategy will enhance our ability to achieve profitability, our lack of substantial available funds may make it difficult for us to acquire new products or to adopt other strategic initiatives in the future, such as acquiring or developing a marketing organization for our products or resuming internal development work on our products.

Our Recent Acquisition of Global Genomics May Place Additional Financial and Operational Burdens on Us

In July 2002, we acquired Global Genomics through a merger. Global Genomics is a development stage company that, to date, has not generated any operating revenue, does not expect to generate any revenues in the foreseeable future and has operated at a loss since its organization in May 2000. We have moved our headquarters in connection with the merger to Los Angeles, California while we continue to incur a substantial lease expense for our prior headquarters in Norcross, Georgia. We may be unable to substantially mitigate the future rental expense for our prior headquarters by subleasing this space.

Although a majority of the members of our board of directors were directors prior to our merger with Global Genomics, all of our operating officers resigned as a part of the merger. This change in personnel may place additional administrative burdens on our management in conducting our operations.

If Our Products Are Not Successfully Developed and Approved by the FDA, We May Be Forced to Reduce or Terminate Our Operations

Each of our products is in the development stage and must be approved by the FDA or similar foreign governmental agencies before they can be marketed. The process for obtaining FDA approval is both time-consuming and costly, with no certainty of a successful outcome. This process typically includes the conduct of extensive pre-clinical and clinical testing, which may take longer or cost more than we or our licensees currently anticipate due to numerous factors such as:

•	difficulty in securing centers to conduct trials

•	difficulty in enrolling patients in conformity with required protocols or projected timelines

•	unexpected adverse reactions by patients in trials

•	difficulty in obtaining clinical supplies of the product

•	changes in the FDA’s requirements for our testing during the course of that testing

•	inability to generate statistically significant data confirming the efficacy of the product being tested

In December 1999, we reported results from our Phase III clinical trial of FLOCOR for treatment of sickle cell disease patients experiencing an acute vaso-occlusive crisis (a blockage of blood flow caused by deformed or “sickled” red blood cells). Overall, the study did not achieve the statistical target for its primary objective, which was to decrease the length of vaso-occlusive crisis for the study population as a whole. To generate sufficient data to seek FDA approval for FLOCOR will require additional clinical studies, which will entail substantial time and expense. We do not intend to conduct or fund these tests ourselves but will seek a strategic alliance partner or licensee for this purpose. The failure of our prior Phase III trial to generate sufficient data could make it more difficult for us to secure a strategic alliance partner or licensee for this product.

If Blizzard Genomics Fails to Successfully Commercialize Its Products, the Value of Our Assets Will Be Adversely Impacted

Blizzard Genomics, Inc., which is Global Genomics’ principal portfolio company, has not yet commercialized any of its products. Although Blizzard Genomics plans to introduce its first product, the I-Scan Imager™, a low cost DNA chip reader, before the end of 2002 and its second product, its T-Chip™ technology, in the second half of 2003, it may experience delays in completing the development of or commercially launching these products. We do not intend to provide any of the additional financing that Blizzard Genomics will require to complete the development and commercial launch of these products, and Blizzard Genomics may be unable to obtain such financing from other third parties at all or only on terms that could be highly dilutive to our ownership interest in that company. These products are likely to face intense market competition from existing products or technologies and products or technologies that are developed in the future. Blizzard Genomics is the licensee of several U.S. patents, and is seeking additional patent protection for its products and technologies. There can be no assurance, however, that the company will be able to secure sufficient patent coverage for its products and technologies. The failure of Blizzard Genomics to successfully commercialize its products would require us to write down or write off on our balance sheet the substantial carrying value of Global Genomics’ investment in that company as part of our assets, which would have a materially adverse effect on our stockholders’ equity.

We Are Dependent Upon a Limited Operational Management Team and Need to Recruit a Chief Financial Officer and Perhaps Other Personnel to Effectively Operate

Our current management team is limited to Steven A. Kriegsman, our Chief Executive Officer and interim Chief Financial Officer, and Kathryn H. Hernandez, our Corporate Secretary. We are, therefore, very dependent on the availability and quality of the efforts of Mr. Kriegsman in managing our company. We will need to recruit a permanent Chief Financial Officer and may need to recruit other personnel in order to effectively operate the company and carry out our business plan. As provided by the terms of our merger with Global Genomics, we will seek to hire a full-time Chief Executive Officer to replace Mr. Kriegsman, whose employment agreement expires in July 2003. There can be no assurance that Mr. Kriegsman will be willing to continue to serve as our Chief Executive Officer if we have not found his replacement before expiration of his current employment agreement.

We Are Subject to Intense Competition That Could Materially Impact Our Operating Results

We and our strategic partners or licensees may be unable to compete successfully against our current or future competitors. The pharmaceutical, biopharmaceutical and biotechnology industry is characterized by intense competition and rapid and significant technological advancements. Many companies, research institutions and universities are working in a number of areas similar to our primary fields of interest to develop new products. There also is intense competition among companies seeking to acquire products that already are being marketed. Many of the companies with which we compete have or are likely to have substantially greater research and product development capabilities and financial, technical, scientific, manufacturing, marketing, distribution and other resources than at least some of our present or future strategic partners or licensees.

As a result, these competitors may:

•	Succeed in developing competitive products earlier than we or our strategic partners or licensees

•	Obtain approvals for such products from the FDA or other regulatory agencies more rapidly than we or our strategic partners or licensees do

•	Obtain patents that block or otherwise inhibit the development and commercialization of our product candidates

•	Develop treatments or cures that are safer or more effective than those we propose for our products

•	Devote greater resources to marketing or selling their products

•	Introduce or adapt more quickly to new technologies or scientific advances

•	Introduce products that make the continued development of our product candidates uneconomical

•	Withstand price competition more successfully than our strategic partners or licensees can

•	More effectively negotiate third-party strategic alliances or licensing arrangements

•	Take advantage of product acquisition or other opportunities more readily than we can

We Depend on a Limited Number of Suppliers for an Adequate Supply of Materials, Which May Negatively Affect Our Ability to Manufacture Our Products

We require three suppliers of materials or services to manufacture FLOCOR. These consist of a supplier of poloxamer 188, which is the raw material used to manufacture FLOCOR (the raw drug substance), and a manufacturer who can refine the raw drug substance to our specifications (the purified drug substance), and a manufacturer who can mix the purified drug substance with other inactive ingredients in a sterile environment to produce the final dosage form of FLOCOR. Our inability to maintain relationships with those suppliers or the inability of any licensee of FLOCOR to maintain these relationships or provide other suitable manufacturing relationships could result in lengthy delays in the FDA and other regulatory agencies approval processes, causing us or our licensee to incur substantial unanticipated costs and delays or an inability to produce, market and distribute our product. Organichem, Corp., which is to provide us with commercial supplies of FLOCOR purified drug substance, has advised us that it does not intend to renew our agreement when it expires in December 2003. If Organichem were to renew a previous assertion by it that we were in breach of this agreement and terminate it prior to December 2003, we could be required to accelerate the write-off of certain of our depreciable assets associated with this contract (which were valued at approximately $1,300,000 as of June 30, 2002).

We May Incur Substantial Costs from Future Clinical Testing or Product Liability Claims

If any of our products are alleged to be defective, they may expose us to claims for personal injury by patients in clinical trials of our products or by patients using our commercially marketed products. Even if the commercialization of one or more of our products is approved by the FDA, users may claim that such products caused unintended adverse effects. We currently carry product liability insurance covering the use of our products in human clinical trials and anticipate that any licensee or other third party who develops or markets any of our products will carry liability insurance covering the clinical testing or marketing of those products. However, if someone asserts a claim against us and the amount of such claim exceeds our policy limits or is not covered by our policy, such successful claim may exceed our financial resources and cause us to discontinue operations. Even if claims asserted against us are unsuccessful, they may divert management’s attention from our operations and we may have to incur substantial costs to defend such claims.

Our Common Stock May Be Delisted From Nasdaq, Which Could Adversely Affect the Trading Market For and Value of Our Common Stock

Our ability to continue to have our common stock listed on the Nasdaq SmallCap Market depends on our satisfying applicable Nasdaq listing criteria. We have been unable to maintain compliance with Nasdaq’s $1 minimum closing bid requirement and failed to come back into compliance with this requirement by Nasdaq’s original deadline of August 13, 2002. This deadline was then extended by Nasdaq until February 10, 2003 pursuant to Nasdaq’s rule affording additional time to comply for those companies who otherwise satisfy Nasdaq’s core initial listing requirements (including shareholders’ equity of at least $5,000,000). Failure by us to comply with the minimum bid requirement by February 10, 2003 will make our common stock subject to delisting from the Nasdaq Small Cap Market. If our common stock is delisted from the Nasdaq Small Cap Market, an active trading market for our common stock may cease to exist and the delisting could materially and adversely impact the market value of our common stock.

It Will Be Difficult For Us To Manage Our Operations If We Are Regulated As An Investment Company In The Future

The Investment Company Act of 1940 regulates certain companies that own investment securities with a value greater than 40% of the total assets of that company. In the Global Geonomics merger, we acquired a 40% equity interest in Blizzard Genomics, Inc. Depending on the future operations of Blizzard Genomics and on possible future changes in Blizzard Genomics’ capital structure, our ownership interest in Blizzard Genomics could cause us to become subject to the provisions of the Investment Company Act. Our Board of Directors has determined that, should we become subject to these provisions, we will either (i) seek an order from the SEC exempting us from these provisions, or (ii) attempt to restructure our business in a manner that would relieve us from these provisions The regulatory requirements for investment companies are extremely restrictive and would materially and adversely affect our ability to manage and operate our business and could materially and adversely affect our financial condition. Although it is our intention to remain an operating company that is not subject to the Investment Company Act, no assurance can be given that we will not become subject to the provisions of that act.

Our Anti-Takeover Provisions May Discourage Others From Acquiring Us and Adversely Affect Shareholder Value

We have a shareholder rights plan and provisions in our bylaws that may discourage or prevent a person or group from acquiring us without our board of directors’ approval. The intent of the shareholder rights plan and our bylaw provisions is to protect our shareholders’ interests by encouraging anyone seeking control of our company to negotiate with our board of directors.

We have a classified board of directors, which requires that at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of our board of directors. This provision applies to every election of directors, not just an election occurring after a change in control. The classification of our board increases the amount of time it takes to change majority control of our board of directors and may cause our potential purchasers to lose interest in the potential purchase of us, regardless of whether our purchase would be beneficial to us or our stockholders.

Our bylaws provide that directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause.

Our bylaws also provide that a stockholder must give us at least 120 days notice of a proposal or director nomination that such stockholder desires to present at any annual meeting or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or director nomination at a stockholder meeting without us having advance notice of that proposal or director nomination. This could make a change in control more difficult by providing our directors with more time to prepare an opposition to a proposed change in control.

Our Outstanding Options and Warrants and the Registration of Our Shares Issued in the Global Genomics Merger May Adversely Affect the Trading Price of Our Common Stock

As of September 30, 2002, there were outstanding stock options and warrants to purchase 6,873,044 shares of our common stock at exercise prices ranging from $0.01 to $7.75 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. To the extent the trading price of our common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect to our stockholders.

This prospectus covers all 8,948,204 of the shares of our common stock that we issued in connection with the Global Genomics merger and all 1,014,677 shares of our common stock issuable upon exercise of warrants assumed by us in connection with the Global Genomics merger, as well as the resale of 548,330 other shares that we have issued and warrants to purchase 1,522,492 shares that are otherwise outstanding. All of these warrants are exercisable at a prices ranging from $0.01 to $1.00 per share, or by means of a cash-less exercise. Both the availability for public resale of these shares and the actual exercise and resale of these shares could adversely affect the trading price of our common stock.

We May Experience Volatility in Our Stock Price, Which May Adversely Affect the Trading Price of Our Common Stock

The market price of our common stock has experienced significant volatility in the past and may continue to experience significant volatility from time to time. Our stock price has ranged from $0.27 to $6.44 over the past five years. Factors such as the following may affect such volatility:

•	our quarterly operating results

•	announcements of regulatory developments or technological innovations by us or our competitors

•	government regulation of drug pricing

•	developments in patent or other technology ownership rights

•	public concern regarding the safety of our products

Other factors which may affect our stock price are general changes in the economy, financial markets or the pharmaceutical or biotechnology industries.

USE OF PROCEEDS

We will bear the costs and expenses of registering the shares offered by the selling securityholders. Other than the exercise of the warrants described herein (to the extent they may be exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling securityholders. The holders of the warrants are not obligated to exercise the warrants, and there can be no assurance that they will choose to do so. The warrants may be exercised pursuant to the cash-less exercise provisions contained therein, or may be exercised for cash. If all of the warrants are exercised in full for cash, we will receive approximately $1,428,000 upon exercise.

The Company intends to use any proceeds it receives from the exercise of the warrants for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

Selling Securityholder Table

The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling securityholders as of September 30, 2002. To our knowledge, each of the selling securityholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling securityholders will sell all the shares of our common stock being offered in this prospectus.

In connection with the merger with Global Genomics, the shareholders of Global Genomics agreed that 5% of the shares of CytRx common stock that they were entitled to receive in the merger (including shares issuable upon the exercise of warrants) would be held by us in escrow to satisfy any indemnification claims that we might make against Global Genomics pursuant to the merger agreement. Accordingly, 5% of the total shares issued or issuable to each Global Genomics shareholder in the merger have been deposited into escrow and, therefore, cannot be sold until released from escrow. Under the terms of the escrow, any shares not returned to us may be released after July 20, 2003. The number of shares of our common stock beneficially owned by certain of the selling securityholders listed in the following table includes the shares that are held in escrow even though those shares cannot be sold until such shares are released after July 20, 2003. In the event that we make an indemnification claim against Global Genomics, the number of shares owned by the former Global Genomics shareholders would be reduced by the number of shares that are cancelled through the escrow. Accordingly, the actual number of shares that the selling securityholders may be entitled to sell under this prospectus could be less than the number of shares listed below.

	Beneficial Ownership Before Offering(1)				Beneficial Ownership After Offering(1)(3)
	Number of Shares		Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Steven A. Kriegsman & Marina Kriegsman Jt. Ten WROS	4,113,016	(4)	18.20%	4,113,016	0	*
B.S. Jr. Corp	811,925		3.67%	811,925	0	*
Michael R. Hayden	306,386		1.38%	306,386	0	*
Clifford H. Pearson and Nancy G. Pearson, as Trustees of the Pearson Family Trust, dated July 3, 1991	355,024	(5)	1.60%	355,024	0	*
Steve K. Wasserman and Linda S. Wasserman, as Trustees of the Wasserman Family Trust, dated May 6, 1993	297,578	(6)	1.34%	297,578	0	*
David B. Casselman and Pamela I. Casselman, as Trustees of the Casselman Family Trust dated August 5, 1996	297,578	(7)	1.34%	297,578	0	*
Leonard J. Comden and Susan E. Comden, as Trustees of the LSC Family Trust, dated May 17, 1996	99,193	(8)	*	99,193	0	*
Leonard Ruiz Jr.	478,730	(9)	2.15%	478,730	0	*
Elliott J. Cody	333,195	(10)	1.49%	333,195	0	*
Wasserman, Comden, Casselman & Pearson L.L.P.	287,662	(17)	1.30%	287,662	0	*
Beth Genovese	30,639		*	30,639	0	*
Donald Kreiss	19,149		*	19,149	0	*
Dean Ader	26,809		*	26,809	0	*
Sara Binder	103,406		*	103,406	0	*
Dikran Bilemjian	7,660		*	7,660	0	*
Louis Ignarro	91,916		*	91,916	0	*
Cheryl Vigna	7,660		*	7,660	0	*
Robert Friedland	57,448		*	57,448	0	*
Al Talbot	57,448		*	57,448	0	*
Irwin J. Gruvernan	57,448		*	57,448	0	*
Marvin R. Selter IRA Rollover	153,193		*	153,193	0	*
Selter Family Trust U/T/D 4-8-75	204,258		*	204,258	0	*
Eric and Lynn Selter Charitable Remainder Unitrust	76,597		*	76,597	0	*
Eric and Lynn Selter Family Trust	102,129		*	102,129	0	*
Clyde J. Berg	408,516		1.84%	408,516	0	*
Technical Advertising Sales Engineering Corp.	102,129		*	102,129	0	*
Unidel Corp.	287,238		1.30%	287,238	0	*
Jybe Group	388,286		1.75%	388,286	0	*
Demetri E. Argyropoulos	19,149		*	19,149	0	*
Bepariko BioCom, Inc.	207,044		*	207,044	0	*
Jeffrey L. Davidson	61,277	(11)	*	61,277	0	*
Lindquest & Vennum PLLP	30,639		*	30,639	0	*
Mark Gelfer	19,149	(11)	*	19,149	0	*
WJB Insurance Company	25,533		*	25,533	0	*

	Beneficial Ownership Before Offering(1)				Beneficial Ownership After Offering(1)(3)
	Number of Shares		Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Ira and Marsha Mintz Trust UAD 12/15/87	99,576		*	99,576	0	*
The Matheson Trust dated 6/17/96	38,298		*	38,298	0	*
Alexander L. & Linda Cappello 2001 Family Trust	588,264	(12)	2.61%	588,264	0	*
Gerard K. Cappello Trust 2000	172,082	(13)	*	172,082	0	*
Robert & Ellen Deutschman Family Trust	521,667	(14)	2.32%	521,667	0	*
Janet Green	8,604	(15)	*	8,604	0	*
Thomas J. Pernice	430,205	(16)	1.92%	430,205	0	*
Paul Marangos	141,388	(11)	*	141,388	0	*
Corporate Consulting International Group	250,000	(11)	1.12%	250,000	0	*

*	Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)
Included as outstanding for this purpose are 22,143,927 shares outstanding on October 10, 2002, plus, in the case of each of these selling stockholders, the shares issuable upon exercise of the warrants held by such selling stockholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares included in this prospectus will be sold by the selling stockholder.
(4)	Represents 3,653,664 shares owned by the Kriegsmans and warrants to purchase 459,352 shares of our common stock.
(5)	Represents 315,960 shares owned by Pearson Trust and warrants to purchase 39,064 shares of our common stock.
(6)	Represents 258,514 shares owned by the Wasserman Trust and warrants to purchase 39,064 shares of our common stock.
(7)	Represents 258,514 shares owned by the Casselman Trust and warrants to purchase 39,064 shares of our common stock.
(8)	Represents 86,171 shares owned by the LSC Trust and warrants to purchase 13,022 shares of our common stock.
(9)	Represents 382,984 shares owned by Mr. Ruiz and warrants to purchase 95,746 shares of our common stock.
(10)	Represents 84,256 shares owned by Mr. Cody and warrants to purchase 248,939 shares of our common stock.
(11)	Represents shares of our common stock issuable pursuant to outstanding warrants.
(12)	Represents 153,262 shares owned by Alexander L. & Linda Cappello 2001 Family Trust and warrants to purchase 435,002 shares of our common stock.
(13)	Represents 44,833 shares owned by Gerard K. Cappello Trust 2000 and warrants to purchase 127,249 shares of our common stock.
(14)	Represents 135,911 shares owned by Robert & Ellen Deutschman Family Trust and warrants to purchase 385,756 shares of our common stock.
(15)	Represents 2,242 shares owned by Janet Green. and warrants to purchase 6,362 shares of our common stock.
(16)	Represents 112,082 shares owned by Thomas J. Pernice and warrants to purchase 318,123 shares of our common stock.
(17)	Includes 187,662 shares registered in the name of Wasserman, Comden, & Casselman L.L.P., the prior name of the firm.

Relationships with Selling Securityholders

The selling securityholders include (i) all of the stockholders of Global Genomics, who acquired the shares of our common stock listed above in the merger or who may acquire shares of our common stock upon exercise of warrants that we assumed in connection with the merger as listed above, (ii) the financial advisors listed below, and (iii) the law firm listed below that previously provided services to Global Genomics in exchange for shares of our common stock. In connection with the merger, we entered into a registration rights agreement with the former stockholders of Global Genomics pursuant to which we agreed to register the shares listed above. All of the shares listed in this prospectus other than the shares of the financial advisors and the law firm are being registered pursuant to our registration rights agreement with the Global Genomics stockholders. We intend to keep the registration statement, of which this prospectus is a part, effective until all of the former Global Genomics stockholders listed above have sold all of their CytRx shares or until our ability to register shares on this Form S-3 registration statement is no longer available, whichever occurs first. Our registration of the shares does not necessarily mean that the selling securityholders will sell all or any of the shares.

On January 2, 2001, we entered into an agreement with Cappello Capital Corp. pursuant to which Cappello Capital has acted as our exclusive financial advisor. As compensation for its services, we granted Cappello Capital a ten-year warrant to purchase 1,272,492 shares of our common stock, subject to downward adjustment under certain conditions, with an exercise price of $1.00 per share. In addition, upon the merger with Global Genomics, we issued Cappello Capital an additional 448,330 shares of our common stock as compensation for services related to the merger. Alexander L. Cappello, the Chairman and Chief Executive Officer of Cappello Group Inc. (an affiliate of Cappello Capital), is one of our directors. We also granted Paul Marangos a ten-year warrant to purchase 141,388 shares of our common stock at an exercise price of $1.00 per share in consideration for his initiating our relationship with Cappello Capital.

Wasserman, Comden, Casselman & Pearson LLP previously acted as counsel to Global Genomics. In connection with the merger, we agreed to issue, and did issue, 100,000 shares of our common stock in satisfaction of all legal fees due to such firm from Global Genomics.

In July 2002, we agreed to issue stock purchase warrants to Corporate Consulting International Group as payment for financial relations services to be rendered to us by Corporate Consulting International Group. The 250,000 shares listed in the table above represent the vested warrants that we have issued to Corporate Consulting, which warrants are currently exercisable at $0.58 per share.

Since July 16, 2002, Steven A. Kriegsman, Louis J. Ignarro, Ph.D., and Joseph Rubinfeld, Ph.D. have been directors of CytRx. In addition, Mr. Kriegsman has been our Chief Executive Officer since July 16, 2002. Effective as of July 19, 2002, we also agreed to pay the Kriegsman Capital Group (an affiliate of Mr. Kriegsman) rent and other expenses related to Mr. Kriegman’s employment with CytRx.

Elliott Cody and Leonard Ruiz previously were officers or directors of Global Genomics, and each currently provides certain consulting services to us.

Other than as set forth above, none of the selling securityholders has had any position, office, or other material relationship with us or any of our affiliates within the past three years.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The shares the selling shareholders are offering under this registration statement consist of 12,175,091 shares of our common stock, $.001 par value per share (together with a Series A Junior Participating Preferred

Stock Purchase Right that is associated with each share). The shares include 2,678,557 shares reserved for the exercise of warrants issued to some of the selling securityholders. The purpose of this prospectus is to permit the selling securityholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

The common stock covered by this prospectus may be offered for sale from time to time by the selling securityholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to the registration statement of which this prospectus is a part; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, brokers-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the shares of common stock offered hereby, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the shares offered hereby to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any common stock covered by this prospectus that so qualifies may be sold under Rule 144 under the Securities Act.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with sales pursuant thereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

We will bear the costs, expenses and fees in connection with the registration of the shares of common stock offered hereby. Commissions, discounts and transfer taxes, if any, attributable to the sales of the common stock will be borne by the selling securityholders. The selling securityholders have agreed or may agree to indemnify us or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this prospectus, including liabilities arising under the Securities Act. In the registration rights agreement that we entered into with certain of the selling securityholders, we have agreed to indemnify those the selling securityholders against certain liabilities in connection with the offering of the common stock pursuant to this prospectus, including liabilities arising under the Securities Act.

We have informed the selling securityholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of the shares offered hereby and have furnished each of such selling securityholders with a copy of these provisions. We have also advised the selling securityholders of the requirement for delivery of this prospectus in connection with any sale of the shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read any document that we have filed or will file with the SEC without charge at the public reference facilities maintained by the SEC at its main office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

For a fee prescribed by the SEC, you may obtain copies of all or any portion of the documents that we file with the SEC from the main office of the Public Reference Section of the SEC at the above address, or by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the SEC’s Website at “http://www.sec.gov.”

This prospectus constitutes part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information contained in the registration statement, and reference is hereby made to the registration statement and related exhibits for information with respect to our company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Our common stock is listed and traded on the Nasdaq SmallCap Market under the symbol “CYTR.” Reports, proxy and information statements, and other information concerning CytRx also may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2001

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2002

•	Our current report on Form 8-K/A filed on May 13, 2002

•	Our current report on Form 8-K filed on May 24, 2002

•	Our current report on Form 8-K filed on May 28, 2002

•	Our current report on Form 8-K filed on June 6, 2002

•	Our Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on July 16, 2002

•	Our current report on Form 8-K filed on August 1, 2002

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2002

•
The description of our Common Stock and Series A junior participating preferred stock purchase rights as described in our registration statements filed under Section 12 of the Securities Exchange Act, and any amendment or report filed for the purpose of updating any such description; and

•
Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

You may request a copy of these filings from us at no cost by writing or calling us at the following address and telephone number: 11726 San Vicente Blvd., Suite 650 Los Angeles, CA 90049 (310) 826-5648 Attention: Kathryn H. Hernandez, Corporate Secretary. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of Global Genomics Capital, Inc. as of December 31, 2001 and 2000 and for the year ended December 31, 2001, for the period from inception (May 23, 2000) to December 31, 2000 and for the period from inception (May 23, 2000) to December 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement from our Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on July 16, 2002, have been audited by Good Swartz Brown & Berns LLP, independent public accountants, as indicated in their report in respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

Silverman Olson Thorvilson & Kaufmann, Ltd., independent auditors, have audited financial statements of Blizzard Genomics, Inc. for the year ended December 31, 2001, as set forth in their report, which financial statements are contained in our Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on July 16, 2002 and are incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements and schedules of Blizzard Genomics, Inc. are incorporated by reference in reliance on Silverman Olson Thorvilson & Kaufmann, Ltd.’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company estimates that expenses in connection with the distributions described in this Registration Statement will be as set forth below. Such costs and expenses shall be borne by the Company. Any commissions, discounts and transfer taxes, if any, attributable to the sales of the shares being registered hereunder will be borne by the selling securityholders.

SEC registration fee	$398
Printing expenses	$2,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$40,000
Miscellaneous	$602
Total	$53,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation of the Company was amended in 1986 so as to eliminate personal liability of the members of the Board of Directors to the fullest extent permitted by law. Specifically, Article Eleven of the Certificate of Incorporation provides as follows:

“A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.”

In addition, the Certificate of Incorporation and By-Laws of the Company provide for indemnification of all officers and directors of the Registrant to the fullest extent permitted by law. In particular, Article Nine of the Certificate of Incorporation provides as follows:

“The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Article Five of the Company’s By-Laws provides as follows:

1.  MANDATORY INDEMNIFICATION.    The corporation shall indemnify, to the fullest extent permissible under Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.  MANDATORY ADVANCEMENT OF EXPENSES.    Expenses reasonably and actually incurred by a director, officer, employee, or agent in the course of defending any suit under paragraph 1 of this Article V shall be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation shall pay these expenses as they are incurred by the person who may be entitled to indemnification.

3.  CONTINUATION OF RIGHT TO INDEMNIFICATION.    The indemnification and advancement of expenses expressly provided by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators.

4.  INTENT OF BYLAW.    The intent of this Article V is to provide the broadest possible rights to indemnification to the directors, officers, employees, and agents of the corporation permissible under the law of Delaware and not to affect any other right to indemnification that may exist.

Section 145 of the Delaware General Corporation Law provides as follows:

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

(d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of this board of directors or governing body for violations of a director’s fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Delaware General Corporation Law Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty, such as injunction or recession, are available.

The Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, with some exclusions, for any claim made against the directors and officers of the registrant for a wrongful act that they may become legally obligated to pay or for which the registrant is required to indemnify the directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted for directors, officers and controlling persons of the Company under the above provisions, or otherwise, the Commission has advised us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.    EXHIBITS

The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

2.1
Agreement and Plan of Merger, dated as of February 11, 2002, among CytRx Corporation, GGC Merger Corporation, and Global Genomics Capital, Inc., (incorporated herein by reference from Annex A to the Proxy Statement on Schedule 14A filed on June 11, 2002)

2.2	First Amendment to Agreement and Plan of Merger, dated February 22, 2002 (incorporated herein by reference from Annex A to the Proxy Statement on Schedule 14A filed on June 11, 2002)

4.1	Certificate of Amendment to Restated Certificate of Incorporation (incorporated herein by reference from Exhibit 3.1 to the Company’s current report on Form 8-K filed on September 12, 2000)

4.2	Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to Company’s restated registration statement on Form S-3 filed on November 5, 1997, File Number 333-39607)

4.3	Bylaws, as amended (incorporated by reference from Exhibit 4.2 to the Company’s registration statement on Form S-8 filed on July 21, 1997, File Number 333-31717)

4.4
Shareholder Protection Rights Agreement dated April 16, 1997 between CytRx Corporation and American Stock Transfer & Trust Company as Rights Agent (Incorporated herein by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 1997)

5	Opinion of Troy & Gould Professional Corporation.*

10
Form of Restriction and Registration Rights Agreement, dated July 16, 2002, between the Company and certain of the selling securityholders (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed on August 1, 2002).

23.1	Consent of Troy & Gould Professional Corporation (included in Exhibit 5).*

23.2	Consent Ernst & Young, LLP.*

23.3	Consent of Good Swartz Brown & Berns, LLP. *

23.4	Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.*

24	Power of Attorney (included on page II-7 hereof).*

*	Included herewith.

ITEM 17.    UNDERTAKINGS

(a)  The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned Company hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on October 31, 2002.

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. Kriegsman his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman	Chief Executive Officer and Interim Chief Financial Officer	October 31, 2002

/s/ LOUIS J. IGNARRO, PH.D Louis J. Ignarro, Ph.D.	Director	October 31, 2002

/s/ Joseph Rubinfeld, PH.D. Joseph Rubinfeld, Ph.D.	Director	October 31, 2002

/s/ MAX LINK Max Link	Director	October 31, 2002

/s/ ALEXANDER L. CAPPELLO Alexander L. Cappello	Director	October 31, 2002

/s/ RAYMOND C. CARNAHAN Raymond C. Carnahan	Director	October 31, 2002

/s/ HERBERT H. MCDADE Herbert H. Mcdade	Director	October 31, 2002

EXHIBIT INDEX

2.1
Agreement and Plan of Merger, dated as of February 11, 2002, among CytRx Corporation, GGC Merger Corporation, and Global Genomics Capital, Inc., (incorporated herein by reference from Annex A to the Proxy Statement on Schedule 14A filed on June 11, 2002)

2.2	First Amendment to Agreement and Plan of Merger, dated February 22, 2002 (incorporated herein by reference from Annex A to the Proxy Statement on Schedule 14A filed on June 11, 2002)

4.1	Certificate of Amendment to Restated Certificate of Incorporation (incorporated herein by reference from Exhibit 3.1 to the Company’s current report on Form 8-K filed on September 12, 2000)

4.2	Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to Company’s restated registration statement on Form S-3 filed on November 5, 1997, File Number 333-39607)

4.3	Bylaws, as amended (incorporated by reference from Exhibit 4.2 to the Company’s registration statement on Form S-8 filed on July 21, 1997, File Number 333-31717)

4.4
Shareholder Protection Rights Agreement dated April 16, 1997 between CytRx Corporation and American Stock Transfer & Trust Company as Rights Agent (Incorporated herein by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 1997)

5	Opinion of Troy & Gould Professional Corporation.*

10
Form of Restriction and Registration Rights Agreement, dated July 16, 2002, between the Company and certain of the selling securityholders (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed on August 1, 2002).

23.1	Consent of Troy & Gould Professional Corporation (included in Exhibit 5).*

23.2	Consent of Ernst & Young, LLP.*

23.3	Consent of Good Swartz Brown & Berns, LLP. *

23.4	Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.*

24	Power of Attorney (included on page II-7 hereof).*

*	Included herewith.